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                                                                     EXHIBIT 4.9

                                 IMC GLOBAL INC.
                1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


                                 I.  INTRODUCTION

          1.1 PURPOSES. The purposes of the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors (this "PLAN") are to (i) advance the interests of IMC Global Inc. (the "COMPANY") by attracting and retaining qualified persons who are not officers or employees of the Company or any subsidiary of the Company for service as directors of the Company ("ELIGIBLE DIRECTORS"), (ii) align the interests of the Eligible Directors and the stockholders of the Company by increasing the proprietary interests of the Eligible Directors in the Company's growth and success and (iii) provide enhanced incentives to the Eligible Directors to act in the long-term best interests of the Company and its stockholders.

          1.2 ADMINISTRATION. This Plan shall be administered by a committee (the "COMMITTEE") designated by the Board of Directors of the Company (the "BOARD") consisting of two or more members of the Board. Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof and establish rules and regulations it deems necessary or desirable for the administration of this Plan. All such interpretations, rules and regulations shall be final, binding and conclusive. Each option shall be evidenced by a written agreement (an "AGREEMENT") between the Company and the optionee setting forth the terms and conditions of such option.

          No member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time.

          A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at a meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

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          1.3  SHARES AVAILABLE.  Subject to adjustment as provided in
Section 3.6, 270,000 shares of common stock, par value $1.00 per share, of the Company ("COMMON STOCK") plus the number of shares of Common Stock available for issuance under the IMC Global Inc. 1994 Stock Option Plan for Non-Employee Directors, shall be available for grants of options under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option (other than by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of such option), such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

                             II.  STOCK OPTIONS

          2.1 GRANTS. On the date of each annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders of the Company to be held in 1998, each person who is an Eligible Director immediately after such annual meeting of stockholders shall be granted an option to purchase 2,500 shares of Common Stock. If a person is first elected or begins to serve as an Eligible Director (other than by reason of termination of employment with the Company or a subsidiary of the Company) on a date other than the date of an annual meeting of stockholders of the Company, such Eligible Director shall be granted an option to purchase a number of shares of Common Stock equal to 2,500, prorated based on the period of service until the date scheduled for the next annual meeting of stockholders of the Company. Each option granted pursuant to this Plan shall have an exercise price per share equal to the Fair Market Value of a share of Common Stock on the date of grant of such option. "FAIR MARKET VALUE" shall mean the closing transaction price of a share of Common Stock as reported in New York Stock Exchange Composite Transactions, on the date as of which such value is being determined or, if there shall be no reported transaction on such date, on the next preceding date for which a transaction was reported; provided, however, that Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate. All options granted under this Plan shall constitute options which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

          2.2 EXERCISES. Options granted under this Plan shall be exercisable as follows:

          (a) OPTION PERIOD AND EXERCISABILITY. Each option granted under this Plan shall be fully exercisable on and after


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its date of grant in accordance with the terms of this Plan.  Each option granted under this Plan shall expire 10 years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

          (b) METHOD OF EXERCISE. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares or which the optionee purchased on the open market and in each case for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

          (c) TERMINATION OF DIRECTORSHIP. If an optionee's service as a director of the Company terminates for any reason, each option held by such optionee may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earlier to occur of (i) the date which is two years after the effective date of such optionee's termination of service as a director of the Company and (ii) the expiration date of the term of such option; provided, however, that if such optionee dies during such period following termination of service as a director of the Company, such option may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the later of
(A) the date which is two years after the effective date of such optionee's termination of service as a director of the Company and (B) the date which is one year after the date of such death and (ii) the expiration date of the term of such option.


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                                 III.  GENERAL

          3.1 EFFECTIVE DATE AND TERM OF PLAN. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1998 annual meeting of stockholders, shall become effective on the date of such approval. No option may be exercised prior to the date of such stockholder approval. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any options granted hereunder shall be null and void. This Plan shall terminate 10 years after its effective date unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any option granted prior to such termination.

          3.2 AMENDMENT. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided, however, that no amendment shall be made without stockholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 3.6) or (ii) extend the term of this Plan. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

          3.3 AGREEMENT. No option shall be valid until an Agreement is executed by the Company and the optionee and, upon execution by the Company and the optionee and delivery of the Agreement to the Company, such option shall be effective as of the effective date set forth in the Agreement.

          3.4 TRANSFERABILITY. Unless otherwise specified in the Agreement relating to an option, options granted hereunder may be transferable (i) by will or the laws of descent and distribution, (ii) pursuant to beneficiary designation procedures approved by the Company, (iii) pursuant to a domestic relations order, (iv) to one or more family members of the optionee, (v) to a trust or trusts for the exclusive benefit of the optionee and/or one or more family members of the optionee, (vi) to a partnership in which the optionee and/or one or more family members of the optionee are the only partners,
(vii) to a limited liability company in which the optionee and/or one or more family members of the optionee are the only members, or (viii) to such other persons or entities as may be specified in the Agreement relating to an option or approved in writing by the Committee prior to such transfer.
Except to the extent permitted by the preceding sentence, each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by the second preceding sentence, (i) no option granted hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar


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process and (ii) upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option granted hereunder, such option and all rights thereunder shall immediately become null and void.

          3.5 RESTRICTIONS ON SHARES. Each option granted hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise of such option or the delivery of shares thereunder, such option shall not be exercised and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any option hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          3.6 ADJUSTMENT. In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and type of securities available under this Plan, the number and type of securities subject to each outstanding option, the purchase price per security and the number and type of securities subject to each option to be granted pursuant to this Plan shall be adjusted automatically without an increase in the aggregate purchase price. In the event of a merger, consolidation, recapitalization or other transaction pursuant to which the outstanding shares of Common Stock are converted into securities or other property of the Company or of any other entity involved in such transaction, each outstanding option shall be converted automatically into an option to purchase, for each share of Common Stock subject to such option, the number of securities or amount of other property into which each outstanding share of Common Stock is so converted, at a purchase price for such number of securities or such amount of other property equal to the exercise price per share of Common Stock subject to such option; provided, that if the outstanding shares of Common Stock are converted into cash, each outstanding option shall be converted automatically into the right to receive, for each share of Common Stock subject to such option, an amount of cash equal to the cash into which each outstanding share of Common Stock is so converted, minus the exercise price per share of Common Stock subject to such option. If any adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be


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disregarded, or (ii) subject to an option under this Plan, the Company shall pay the optionee, in connection with the first exercise of the option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value on the exercise date over (y) the exercise price of the option.

          3.7 NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the adoption of this Plan nor the grant of any option hereunder shall (i) confer upon any person any right to continue as a director of the Company or (ii) affect in any manner the right of the Company or its stockholders to remove any person as a director of the Company to the extent that such director may have been removed if this Plan had not been adopted and no options had been granted hereunder.

          3.8 RIGHTS AS A STOCKHOLDER. No person shall have any rights as a stockholder of the Company with respect to any shares of Common Stock which are subject to an option granted hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

          3.9 DESIGNATION OF BENEFICIARY. If permitted by the Company, an optionee may file with the Committee a written designation of one or more persons as such optionee's beneficiary or beneficiaries (both primary and contingent) in the event of the optionee's death. To the extent an outstanding option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option. Each beneficiary designation shall become effective only when filed in writing with the Committee during the optionee's lifetime on a form prescribed by the Committee. The spouse of a married optionee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding option granted hereunder held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

          3.10 GOVERNING LAW. This Plan, each option granted hereunder and its related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.


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